Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

The Home Depot, Inc.:

We consent to the use of our report dated March 26, 2015, except as to Note 2 and the effects of the change in accounting principle described in Note 2, which is as of August 24, 2015, with respect to the Consolidated Balance Sheets of The Home Depot, Inc. and subsidiaries as of February 1, 2015 and February 2, 2014, and the related Consolidated Statements of Earnings, Comprehensive Income, Stockholders’ Equity, and Cash Flows for each of the fiscal years in the three-year period ended February 1, 2015, incorporated herein by reference to the Form 8-K of The Home Depot, Inc. dated August 25, 2015. Our report refers to a change in the presentation of certain shipping and handling costs. We also consent to the use of our report dated March 26, 2015 with respect to the effectiveness of internal control over financial reporting as of February 1, 2015, incorporated herein by reference, and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the prospectus.

/s/ KPMG LLP

Atlanta, Georgia

August 24, 2015